Exhibit 3.1

ARTICLES OF INCORPORATION OF

AMWEST FINANCE CORPORATION

ARTICLE I

NAME

The name of the corporation shall be AMWEST FINANCE CORPORATION.

ARTICLE II

DURATION

The existence of the corporation shall be perpetual.

ARTICLE III

OBJECT AND PURPOSE

The object and purpose for which this corporation is organized is to engage, either for its own account or the account of others, as either agent or principal, in any lawful activity for which corporations may be formed under the provisions of the Montana Code Annotated (Title 35), and to the extent no prohibited thereby to enter upon and engage in any kind of business of any nature whatsoever in any other state of the United States of America, any foreign nation, and any territory or any country to the extent permitted by the laws of such other state, nation, or territory. It shall have all such power as is not repugnant to law.

The particular object and purpose for which this corporation is formed is that of a premium finance company.

ARTICLE IV

AUTHORIZED CAPITAL

The authorized amount of capital stock of the corporation shall be Fifty Thousand Dollars ($50,000) divided into 50,000 shares of the par value of $1.00 per share designated as Class A Voting Common Stock.

ARTICLE V

RIGHTS AND PRIVILEGES OF CLASSES OF STOCK

A.                                   Without the necessity of action by the shareholders, shares of stock may be issued by the corporation from time to time by the Board of Directors. Any and all shares so issued, if the consideration fixed for such shares is paid, shall be deemed fully paid stock, and not liable to any further call or assessment, and the holder of such shares shall not be liable any further payment thereon. All or any part of the authorized capital stock may be issued or sold from time to time for not less than the par value, in the case of par value stock, or for not less than the consideration fixed by the Board of Directors, in the case o no par value stock. Stock may be given in exchange for cash, services rendered to the corporation, or in exchange for property transferred to the corporation. The capital stock of this corporation shall be fully paid and nonassessable and when issued shall be represented by certificates signed by the president or by a vice-president together with the signature of a secretary or a secretary-treasurer.

B.                                     Each outstanding share of Voting Stock shall be entitled to one (1) vote upon any matter submitted to a vote at a meeting of shareholders, except that in the election of directors, the system of cumulative voting shall be used.

C.                                     No holder of shares of the corporation shall have any preemptive, preferential, or other right to purchase, subscribe for, or take any shares of any class of series of stock of the corporation convertible into or carrying an option or right to purchase stock of the corporation, other than such preferential right, if any, as the Board of Directors, in its discretion, may from time to time determine and at such price, not less than par value, as the Board of Directors may from time to time fix.

D.                                    Dividends on Voting Common Stock shall be declared and payable only out of the earned surplus. Such dividends shall be payable when and as declared by the Board of Directors.

ARTICLE VI

BOARD OF DIRECTORS

The affairs of the corporation shall be conducted by a Board of Directors consisting of not less than two (2) nor more than fifteen (15) directors, as fixed by the By-Laws, and such officers as the said directors may at any time elect or appoint. No officer or director need by a shareholder of this corporation. Each director shall serve a term of three (3) years staggered each year so that one-third (1/3) of all directors shall be elected each year. If the total number of directors is not divisible by three (3), the Board of Directors shall establish the terms of directors so that approximately one-third (1/3) of all directors shall be elected each year.

Two (2) directors shall constitute the initial Board of Directors. The names and addresses of the persons who are to serve as director until the first annual meeting of shareholders or until their successors are elected and qualify, and the persons who are to serve as officers until the first meeting of the directors or until their successors are elected and qualify are:

Wilfrid E. Rumball	7 West Sixth Ave., Helena, MT 59601
Gregg Zahn	7 West Sixth Ave., Helena, MT 59601

The directors shall have the power to manage the corporate affairs and make all rules and regulations expedient for the management of the affairs of the corporation, to remove officers, and to fill all vacancies occurring in the Board and for any cause, and to appoint from their number an executive committee and other committees and vest said committees with all the powers permitted by the By-Laws.

The officers shall have the power to adopt, amend, alter, and repeal By-Laws, provided, however, that the directors shall not possess such power with respect to any By-Law dealing with the number of directors that shall compose the Board.

The directors may make provisions for compensating officers, directors, employees, and agents for their services to the company as such officers, directors, employees, and agents to indemnify them as to any matter relating to their official acts or duties; and may adopt employee incentive plans such as, but not limited to, stock options, deferred compensation, profit sharing, or pension plans.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, EMPLOYEES, AGENTS, AND OFFICERS

Subject to the further provisions hereof, the corporation shall indemnify all of its existing and former directors and officers against all expenses incurred by them, and each of them, including, but not limited to, legal fees, judgements, and penalties which may be incurred, rendered, or levied in any legal action brought against any one of them, for or on account of any action or omission alleged to have been committed while acting within the scope of employment as director or officer of the corporation. Whenever any such person has grounds to believe that he may incur any such aforementioned expense, he shall promptly make a full, written report of the matter of the President and to the Secretary of the corporation. Thereupon, the Board of Directors of the corporation shall, within a reasonable time, determine the good faith whether such person acted, failed to act, or refused to act willfully, with gross negligence, or with fraudulent or criminal intent in regard to the matter involved and as to which indemnification is sought. If the Board of Directors determines in good faith that such person did not act, fail to act, or refuse to act willfully or with gross negligence or with fraudulent or criminal intent in regard to the matter involved in the action or contemplated action, indemnification shall be mandatory and shall be automatically extended as specified herein, provided, however, that the corporation shall have the right to refuse indemnification, wholly or partially, in any instance in which the person to whom indemnification would otherwise have been applicable, shall have unreasonably refused to permit the corporation, at its own expense, and through counsel of its own choosing, to defend him in the action, or shall have unreasonably refused to cooperate in the defense of such action. For purposes of the previous sentence, a person shall be deemed to be acting unreasonably if he refuses to furnish assurances or undertakings to repay such expense unless it shall be ultimately determined that he is entitled to be indemnified by the corporation.

ARTICLE VIII

LIMIT OF DIRECTOR LIABILITY

No director of the corporation shall be personally liable to the corporation of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this article shall not eliminate or limit the liability of a director (1) for any breach of director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for authorizing the unlawful payment of a dividend or other distribution on the corporation’s capital stock or the unlawful purchase of its capital stock.

ARTICLE IX

ANNUAL MEETING: QUORUM

All directors of the corporation shall be elected at the annual meeting of the shareholders, which shall be held on such date as the Board of Directors shall determine. One-third (1/3) of the shareholders eligible to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders.

ARTICLE X

LIABILITY OF SHAREHOLDERS

Shareholders of the corporation shall not be subject to personal liability.

ARTICLE XI

COMMENCEMENT OF BUSINESS

The corporation will not commence business until consideration of the value of at least One Thousand Dollars ($1,000.00) has been received for the issuance of shares.

ARTICLE XII

REGISTERED AGENT: OFFICE

The complete address of its registered office is 7 West Sixth Avenue, Helena, Montana 59601, and the name of its registered agent at such address is Gregg Zahn.

ARTICLE XIII

INCORPORATORS

The names and addresses of the incorporators are:

Wilfrid E. Rumball	7 West Sixth Avenue, Helena, MT 59601
Gregg Zahn	7 West Sixth Avenue, Helena, MT 59601

These Articles may be amended in the manner authorized by law at the time of amendment.

I hereby certify that the foregoing Articles of Incorporation were unanimously adopted by the Board of Directors of the corporation at a special meeting held by them on the 11th day of January 1993.

/s/ Gregg Zahn
Gregg Zahn,

STATE OF MONTANA	)
: ss
County of Lewis and Clark	)

On this 11th day of January 1993, before me personally appeared Gregg Zahn, known to me or satisfactorily proven to be the person who is described herein and who executed the within instrument and acknowledged to me that he executed the same.

/s/ Gail A. Gurin
Notary Public for the State of Montana
(NOTARIAL SEAL)	Residing at Helena, MT
My Commission expires 1/10/95

SECRETARY OF STATE

STATE OF MONTANA

CERTIFICATE OF INCORPORATION

I, MIKE COONEY, Secretary of State of the State of Montana, do hereby certify that the Articles of Incorporation for the incorporation of AMWEST FINANCE CORPORATION, a Montana profit corporation, duly executed pursuant to the provisions of Section 35-1-216, Montana Code Annotated, has been received in my office and conforms to law.

NOW, THEREFORE, I, MIKE COONEY, as such Secretary of State, by virtue of the authority vested in me by law, hereby issue this Certificate of Incorporation to AMWEST FINANCE CORPORATION, a Montana profit corporation, and attach hereto a copy of the Articles of Incorporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of the State of Montana, at Helena, the Capital, this January 11, A.D. 1993.

[SEAL]	/s/ Mike Cooney
MIKE COONEY
Secretary of State

ARTICLES OF AMENDMENT
OF ARTICLES OF INCORPORATION
OF AMWEST FINANCE CORPORATION

The above-named corporation, pursuant to the Montana Business Corporation Act § 35-3-230, adopts the following Articles of Amendment of the Articles of Incorporation for such corporation, effective April 22, 1997.

1.          Article I is amended to read as follows:

“ARTICLE I

NAME

The name of the corporation is “BISON STATES FINANCE CORPORATION.”

2.          The above-stated amendment was adopted by the Board of Directors and approved by shareholders’ action pursuant to Mont. Code Ann. § 35-1-230. The above-stated amendment does not provide for an exchange, reclassification, or cancellation of existing shares.

3.          The total number of outstanding shares of capital stock entitled to vote is 50,000 shares of Class A Voting Common stock.

4.          The total number of votes cast for the amendment is 50,000 shares of Class A Voting Common stock.

EXECUTED this 28th day of April, 1997.

/s/ Gregg Zahn
Gregg Zahn, President

/s/ Daniel May
Daniel May, Secretary

ARTICLES OF AMENDMENT
OF ARTICLES OF INCORPORATION
OF BISON STATES FINANCE CORPORATION

The above-named corporation, pursuant to the Montana Business Corporation Act Section 35-1-230, adopts the following Articles of Amendment of the Articles of Incorporation of such corporation, effective July 27, 1998.

1.                                       Article IV is amended to read as follows:

“ARTICLE IV

AUTHORIZED CAPITAL

The authorized amount of capital stock of the corporation shall be One Hundred Thousand Dollars ($100,000) divided into 10,000,000 shares of stock of the par value of $.01 per share designated as Class A voting common stock.”

2.                                       The above-stated amendment was adopted by the Board of Directors and approved by shareholders’ action pursuant to MCA Section 35-1-230.

3.                                       The total number of outstanding shares of capital stock entitled to vote is 50,000.

4.                                       The total number of votes cast for the amendment was 50,000 by shareholders in attendance at a special meeting with no votes cast against the amendment.

EXECUTED this 16th day of September, 1998.

/s/ Anthony J. Fagiano
Anthony J. Fagiano, President

/s/ Daniel L. May
Daniel L. May, Secretary

ARTICLES OF AMENDMENT OF ARTICLES OF INCORPORATION OF BISON STATES FINANCE CORPORATION

The above-named corporation, pursuant to the Montana Business Corporation Act Section 35-1-230, adopts the following Articles of Amendment to the Articles of Incorporation of such corporation, effective as of the date of filing of these Articles of Amendment with the Montana Secretary of State.

1.                             Article IV is amended to read as follows:

“ARTICLE IV

AUTHORIZED CAPITAL

The authorized amount of capital stock of the corporation shall be One Million Dollars ($1,000,000) divided into 100,000,000 shares of stock at the par value of $.01 per share designated as Class A voting coming stock.”

2.                             The above-stated amendment was adopted by the shareholders on May 22, 2000.

3.                             When adopted there were 1,120,970 shares of the corporation’s Class A voting common stock outstanding and 620,960 shares voted for the amendment and 165 voted against the amendment.

DATED this 29 day of June, 2000.

/s/ Anthony J. Fagiano
Anthony J. Fagiano, President

/s/ Milton Datsopoulos
Milton Datsopoulos, Secretary

ARTICLES OF MERGER

OF

BISON STATES FINANCE CORPORATION

AND

FIVE STAR RATED, INC.

Pursuant to the provisions of Mont. Code Ann. § 35-1-816, Bison States Finance Corporation, Inc., a Montana corporation, and Five Star Rated, Inc., a California corporation, have adopted the following articles of merger for the purpose of combining the corporations:

I.

The following plan of merger was approved the shareholders of each of the corporations in the manner prescribed by statute:

1.               The surviving corporation shall be a Montana corporation governed by the laws of the state of Montana.

2.               The Restated Articles of Incorporation of Bison States Finance Corporation shall be the Articles of Incorporation of the surviving corporation.

3.               The Bylaws of Bison States Finance Corporation shall be the Bylaws of the surviving corporation.

4.               Each share of Common Stock of Five Star Rated, Inc., which is issued and outstanding on the effective date shall be converted into three shares of Common Stock of Bison States Finance Corporation.

5.               Each share of Common Stock of Bison States Finance Corporation which is issued and outstanding on the effective date shall evidence ownership of one share of Bison States Finance Corporation.

6.               The Board of Directors of the Surviving Corporation shall consist of nine (9) persons and the initial members shall include Lee J. Danna, Milton Datsopoulos, Donald Dizon, Michael L. Fannin, Steve Gomes, Lawnae Hunter, Steve Murnin, Milton R. Polland and Michael Quan Dao. The officers of the Surviving Corporation shall include Lee J. Danna, President and Chief Executive Officer, Steve Gomes, Executive Vice President and Treasurer, Michael L. Fannin, Senior Vice President and Chief Technology Officer, Steve Murnin, Senior Vice President, and Michael Quan Dao, Secretary.

7.               The name of Bison States Finances Corporation shall be changed to “GenuToc Business Solutions, Inc.,” and restated articles of incorporation shall be filed to adopt the new name.

II.

As to cash of the undersigned corporations, the number of shares outstanding, and the designation and number of outstanding shares of each class entitled to vote as a class on such plan, are as follows:

Bison States Finance Corporation, 1,120,970 common shares outstanding and entitled to vote.

Five Star Rated, Inc., 3,964,502 common shares outstanding and entitled to vote.

III.

As to each of the undersigned corporations, the total number of shares voted for and against such plan, respectively, are as follows:

Bison States Finance Corporation, 621,110 for and I5 against.

Five Star Rated, Inc., 3,964,502 for and 0 against.

Dated this 30 day of August, 2000.

Bison States Finance Corporation

/s/ Anthony J. Fagiano
Anthony J. Fagiano, President

Five Star Rated, Inc.

Lee J. Danna, President

7.          The name of Bison States Finance Corporation shall be changed to “Genu Tec Business Solutions, Inc.,” and articles of amendment to the articles of incorporation shall be filed to adopt the new name.

II.

As to each of the undersigned corporations, the number of shares outstanding, and the designation and number of outstanding shares of each class entitled to vote as a class on such plan, are as follows:

Bison States Finance Corporation, 1,123,970 common shares outstanding and entitled to vote.

Five Star Rated, Inc., 3,964,502 common shares outstanding and entitled to vote.

III.

As to each of the undersigned corporations, the total number of shares voted for and against such plan, respectively, are as follows:

Bison States Finance Corporation, 621,000 for and 15 against.

Five Star Rated, Inc., 3,964,502 for and 0 against.

Dated this 30th day of August, 2000.

Bison States Finance Corporation

Anthony J. Fagiano, President

Five Star Rated, Inc.,

/s/ Lee J. Danna
Lee J. Danna

ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION

OF BISON STATES FINANCE CORPORATION

The above-named corporation, pursuant to the Montana Business Corporation Act, Section 35-1-230, adopts the following Articles of Amendment to the Articles of Incorporation of such corporation, effective as of the filing date of these Articles of Amendment with the Montana Secretary of State.

1.             Article I is amended to read as follows:

ARTICLE I

Name

The name of the corporation is “GenuTec Business Solutions,  Inc.”

2.             The above-stated amendment was adopted by the shareholders on May 22, 2000.

3.             When adopted, there were One Million One Hundred Twenty Thousand Nine Hundred Seventy (1,120,970) shares of the corporation’s Class A voting common stock outstanding, and Six Hundred Twenty-One Thousand (621,000) shares voted for the amendment, and Fifteen (15) voted against the amendment.

DATED this 30th day of August, 2000.

/s/ Anthony J. Fagiano
Anthony J. Fagiano, President

/s/ Milton Darsopoulos
Milton Darsopoulos, Secretary

ARTICLES OF AMENDMENT

OF ARTICLES OF INCORPORATION

OF GENUTEC BUSINESS SOLUTIONS, INC.

GenuTec Business Solutions, Inc. (the “Corporation”), pursuant to the Montana Business Corporation Act (“MBCA”) Section 35-1-230, adopts the following Articles of Amendment to the Articles of lncorporation of such corporation, effective as of the date of filing these Articles of Amendment with the Montana Secretary of State.

1.               Article IV is amended in its entirety as follows:

“ARTICLE IV”

AUTHORIZED CAPITAL

The authorized amount of capital stock of the corporation shall be: (i) One Million Dollars ($1,000,000) divided into 100,000,000 shares of stock at the par value of $.01 per share designated as Class A voting common stock; and (ii) One Thousand Dollars ($1,000) divided into 10,000,000 shares of preferred stock at the par value of $.0001 per share designated as voting preferred stock.”

2.               Article V is hereby amended to add section E which shall provide in its entirety as follows:

“E.        The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the MBCA. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.”

3.               The above-stated amendment was adopted by the shareholders on August 10, 2004.

4.              When adopted there were 16,495,047 shares of the corporation’s Class A voting common stock outstanding and 10,161,157 shares voted for the amendment and 60,245 voted against the amendment.

IN WITNESS WHEREOF, the undersigned corporation has caused this Articles of Amendment to be executed on its behalf by its duly authorized officer this 12th day of July, 2005.

GENUTEC BUSINESS SOLUTIONS, INC.

By:	/s/ Lee J. Danna
Lee J. Danna, President

By:	/s/ Farzad Hoorizadeh
Farzad Hoorizadeh, Secretary

ARTICLES OF AMENDMENT
OF ARTICLES OF INCORPORATION
OF GENUTEC BUSINESS SOLUTIONS, INC.

Genutec Business Solutions, Inc., a Montana corporation (the “Corporation”), pursuant to the Montana Business Corporation Act (the “MBCA”), Section 35-1-619, adopts the following Articles of Amendment to the Articles of Incorporation of the Corporation, effective as of the date of filing these Articles of Amendment with the Montana Secretary of State.

I.                                         Article V of the Articles of Incorporation of the Corporation is amended to add section F thereof which shall provide in its entirety as follows:

F.                                      There is hereby created a series of the preferred stock, par value $.0001 per share, of the Corporation (the “Preferred Stock”), which shall consist of 25,000 shares designated as Series A Exchangeable Preferred Stock (the “Series A Preferred”), and shall have the following preferences, limitations and relative rights:

1.                                       Preferences.   The preferences of each share of Series A Preferred with respect to dividend payments and distributions of the Corporation’s assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be equal to the preferences of every other share of Series A Preferred from time to time outstanding in every respect and prior and superior in right to such preferences of all other classes and series of Stock of the Corporation, whether now or hereafter authorized, including, without limitation, the Class A voting common stock, par value $.01 per share, of the Corporation and any other series of Preferred Stock of the Corporation which may hereafter be created.

2.                                       Voting Rights.   Except as otherwise provided herein, in the Articles of Incorporation or the By-laws of the Corporation or by law, the Holders (this and every other capitalized term used herein, unless otherwise defined herein, shall have the meanings given such terms in subsection 7 hereof) of Series A Preferred, by virtue of their ownership thereof, shall not be entitled to vote on any matter submitted to the Corporation’s shareholders for voting. Notwithstanding the foregoing, the holders of the Series A Preferred shall be entitled to vote, as a separate class, with respect to any proposed amendment to the Articles of Incorporation of the Corporation, if such amendment would:

(a)                                  increase or decrease the aggregate number of authorized shares of the Series A Preferred;

(b)                                 cause an exchange or reclassification of all or part of the shares of Series A Preferred into shares of another series or class;

(c)                                  cause an exchange or reclassification of or create the right of exchange of all or part of the shares of another class of series into shares of Series A Preferred;

(d)                                 change the designation, rights, preferences or limitations of all or part of the shares of the Series A Preferred;

(e)                                  change the shares of all or part of the Series A Preferred into a different number of shares of Series A Preferred;

(f)                                    create a new class or series of shares of Stock having rights or preferences with respect to dividends or with respect to distributions on liquidation, dissolution or winding up of the Corporation that are prior, superior, or substantially equal to the shares of the Series A Preferred;

(g)                                 increase the rights, preferences, or number of authorized shares of any class or series of Stock that, after giving effect to the amendment, have rights or preferences with respect to dissolution or to distributions that are prior, superior, or substantially equal to the shares of Series A Preferred; or

(h)                                 cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of Series A Preferred.

3.                                       Liquidation Rights.

(A)                              Liquidation Amount.    If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any Series A Preferred shall be outstanding, each then outstanding share of Series A Preferred shall entitle the Holder thereof to a preference against the Property of the Corporation available for distribution to the Holders of Stock of the Corporation equal to (i) $1,000 per share plus all accrued but unpaid dividends thereon to the date of payment (the “Liquidation Amount”). After such payment shall have been made in full to the Holders of the outstanding Series A Preferred, or funds necessary for such payment shall have been set aside in trust for the account of the Holders of Series A Preferred so as to be, and continue to be, available therefor, the Holders of Series A Preferred shall be entitled to no further participation in such distribution of assets of the Corporation.

(B)                                Priority. All of the preferential amounts to be paid to the Holders of Series A Preferred as provided in this Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Property of the Corporation to, the Holders of any other class or series of Stock of the Corporation, whether now or hereafter authorized. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of the outstanding shares of Series A Preferred pursuant to this Section 3, then the Holders of such shares shall share ratably in such distribution of assets in accordance with the number of shares held by them at the time of such liquidation, dissolution or winding up.

4.                                       Dividends.

(A)                              Accrual of Dividends.   The Holders of shares of Series A Preferred shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends payable in cash, which dividends shall accrue, whether or not earned or declared, from the date of issuance of such shares at a rate per annum equal, during each Dividend Period, to the then applicable Dividend Rate, computed on the basis of $1,000 per share of Series A Preferred. Such dividends shall be cumulative with respect to each share of Series A Preferred, from the date of issuance of such share, and shall accrue until paid, whether or not earned, whether or not declared by the Board of Directors and whether or not there are funds legally available therefor on the date such dividends are payable.

(B)                                Payment of Dividends: Record Date. Dividends pursuant to Section 4(A) above shall be payable to each Holder of Series A Preferred in quarterly installments payable in arrears on the last Business Day of February, May, August and November in each year commencing on November 30, 2005 (each a “Dividend Payment Date”), as declared by the Board of Directors out of funds legally available therefor; with all accrued and unpaid dividends from the date of issuance until the first Dividend Payment Date thereafter being payable on such Dividend Payment Date. Dividends paid on the shares of Series A Preferred in an amount less than the total amount of such dividends shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Dividends shall be payable to the Holders as they appear on the stock register maintained by the Corporation or its transfer agent on the fifth day prior to the related Dividend Payment Date or such other record date fixed by the Board of Directors that is not less than 5 and not more than 15 days prior to the related Dividend Payment Date. Dividends shall be paid in cash, by wire transfer in immediately available funds to the accounts designated by the respective Holders in written notices given to the Corporation at least five Business Days prior to the Dividend Payment Date, or by such other means as may be agreed to by the Corporation and the respective Holders.

(C)                                Calculation of Accrued Dividends.  Each dividend payable on any shares of the Series A Preferred shall be cumulative from (and including) the date on which such shares of Series A Preferred are first issued and shall accrue, whether or not declared, on a daily basis thereafter until paid in accordance with the terms of this Section 4. The amount of any dividends “accrued” on any share of the Series A Preferred at any Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accumulated thereon to (but excluding) such Dividend Payment Date, whether or not earned or declared, and the amount of dividends “accrued” on any share of the Series A Preferred at any date other than a Dividend Payment Date shall be calculated as the amount of any unpaid dividends accumulated thereon to (but excluding) the last preceding Dividend Payment Date, whether or not earned or declared, plus, for the period from (and including) such Dividend Payment Date until the date in question, an amount determined in accordance with Section 4(A) above. Accrued dividends shall be calculated on the basis of a year of 360 days, in each case for the actual number of days occurring in the period for which such dividends shall accrue.

(D)                               Limitation on Certain Distributions. So long as any shares of Series A Preferred shall be outstanding, without the written consent of the Holders of all of the then outstanding shares of Series A Preferred, the Corporation shall not make, declare or pay any dividend on, or redeem or repurchase or make any other direct or indirect distribution in respect of any other shares of Stock of the Corporation of any class or series; provided, however, that the foregoing restrictions shall not apply to any dividend payable solely in shares of any class or series of Stock of the Corporation ranking, as to dividends and as to distribution of assets upon any liquidation, dissolution or winding-up of the affairs of the Corporation, junior to the Series A Preferred (or payable solely in options, warrants or rights to purchase or acquire any such Stock).

5.                                       Redemption.

(A)                              Mandatory Redemption. On September 16, 2010, the Corporation shall redeem all of the outstanding Series A Preferred for cash at a redemption price per share equal to the Liquidation Amount plus an amount equal to all unpaid dividends accrued thereon to the date of redemption. On such date the Corporation shall set apart cash in an amount sufficient to pay in full the aggregate redemption price for all shares of Series A Preferred issued and outstanding as of such date; such amount to be reserved for payment of such redemption price upon surrender of certificates representing the issued and outstanding shares of Series A Preferred in accordance with Section 5(E) below.

(B)                                Redemption at the Option of the Holders. Upon the occurrence of any Event of Non-Compliance (as defined in the Stock Purchase Agreement), at the option of the Majority Holders exercisable by written notice to the Corporation at the address for notice provided in the Stock Purchase Agreement, the Corporation shall immediately redeem all of the outstanding shares of Series A Preferred for cash at a redemption price per share equal to the Liquidation Amount plus an amount equal to all unpaid dividends accrued thereon to the date of redemption. On the date such notice is received, the Corporation shall set apart cash in an amount sufficient to pay in full the aggregate redemption price for all shares of Series A Preferred issued and outstanding as of such date; such amount to be reserved for payment of such redemption price upon surrender of certificates representing the issued and outstanding shares of Series A Preferred in accordance with Section 5(E) below.

(C)                                Availability of Funds for Redemption. Notwithstanding anything in this Section 5 to the contrary, if the Corporation has insufficient funds legally available on the redemption date to redeem shares of Series A Preferred pursuant to Section 5(A) or 5(B), then funds to the extent legally available shall be used to redeem such shares, in which case the shares shall be redeemed pro rata from each holder thereof.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of the unredeemed shares of Series A Preferred, such funds shall be immediately used to redeem such shares.

(D)                               No Further Dividends.  From and  after any redemption date, unless the Corporation shall default in making such redemption, dividends shall cease to accrue on the shares of the Series A Preferred redeemed, or to be redeemed, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Series A Preferred; and from and after such redemption date, unless the Corporation shall default in making such redemption, the certificates representing the shares of Series A Preferred so redeemed shall no longer represent any right against or interest in the Corporation, other than the right to receive the redemption price payable pursuant to this Section 5.

(E)                                 Redemption Procedure.  The Corporation’s obligation to make a redemption payment pursuant to this Section 5 with respect to shares of Series A Preferred being redeemed shall be conditioned upon surrender of certificates for such shares, properly endorsed, in person or by registered or certified mail to the Corporation’s principal executive office. Shares of Series A Preferred shall be redeemed by the Corporation at the redemption price aforesaid and such redemption price shall thereupon be paid by wire transfer in immediately available funds to the account designated by the Holder entitled thereto in a written notice given to the Corporation at least five Business Days prior to the payment date or by such other means as may be agreed to by the Corporation and such Holder.

(F)                                 No Reissuance Following Redemption.  Any shares of Series A Preferred purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and shall not be reissued.

6.                                       Exchange of Shares of Series A Preferred for Senior Secured Notes.

(A)                              Exchange Option. The Holders of Series A Preferred shall have the right, at the option (the “Exchange Option”) of the Majority Holders, at any time on one occasion only, to exchange any or all of the outstanding shares of Series A Preferred held by them for Senior Secured Notes due 2010 of the Corporation (“Notes”), to be issued subject to and in accordance with the provisions of the Note Purchase Agreement, at the rate of $1,000 principal amount of Notes for each share of Series A Preferred. The Exchange Option may be exercised upon written notice thereof given by the Majority Holders to the Corporation at its address for notice stated in the Note Purchase Agreement, stating the date on which such exchange of shares of Series A Preferred for Notes shall occur (the “Exchange Date”), which date shall be not less than two (2) Business Days nor more than ten (10) Business Days after the date of such notice. Notwithstanding the foregoing, the Exchange Option may be exercised in any event by any Holder of Series A Preferred upon written notice to the Corporation and the other Holders thereof at any time after the earlier of (i) ten (10) Business Days after the date on which Technology Investment Capital Corp., a Maryland corporation, shall receive a license from the California Department of Corporations pursuant to the California Finance Lenders Law and (ii) May 3, 2006.

(B)                                Procedure of Exchange.  On the Exchange Date, each Holder of shares of Series A Preferred shall deliver to the Corporation at its principal office stock certificates representing the shares of Series A Preferred to be exchanged by it, accompanied by appropriate stock powers executed by such Holder in blank, and the Corporation shall deliver to such Holder the corresponding Notes in the name of such Holder, duly executed by the Corporation.

(C)                                Payment of Accrued Dividends. Not later than 2:00 p.m. (New York City time) on the Exchange Date, the Corporation shall pay to such Holder in immediately available funds the amount of all unpaid dividends accrued on the shares of Series A Preferred being exchanged by such Holder to but not including the Exchange Date (whether or not earned or declared). Notwithstanding anything in this Section 6 to the contrary, if the Corporation has insufficient funds legally available on the Exchange Date to make full payment of such dividends, then funds to the extent legally available shall be used to make such payment, and at any time thereafter when additional funds of the Corporation are legally available for the payment of such dividends, such funds shall be immediately used to make such payment.

(D)                               No Further Dividends. From and after the applicable Exchange Date, unless the Corporation shall default in making such exchange, dividends shall cease to accrue on the shares of the Series A Preferred then being exchanged, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Series A Preferred; and from and after such Exchange Date, unless the Corporation shall default in making such exchange, the certificates representing the shares of Series A Preferred so exchanged shall no longer represent any right against or interest in the Corporation, other than the right to receive the Notes to be issued in exchange therefor pursuant to this Section 6.

7.                                       Definitions.  As used in this section F, the following terms have the following meanings:

“Additional Rate” means a rate per annum equal to; (i) 0.0%, if a Qualified Equity Financing shall occur on or prior to March 16, 2006, (ii) 1.0%, if a Qualified Equity Financing shall not occur on or prior to March 16, 2006 but shall occur on or prior to June 16, 2006, or (iii) 1.5%, if a Qualified Equity Financing shall not occur on or prior to June 16, 2006.

“Applicable Dividend Rate” means (a) with respect to the Initial Dividend Rate Period, a rate per annum equal to 9.0%; provided that (i) if a Qualified Equity Financing shall not occur on or prior to March 16, 2006, then effective as of that day the Applicable Dividend Rate shall increase to 10.0% per annum and (subject to the provisions of the immediately following clause (ii)) shall remain at such rate for the remainder of the Initial Dividend Rate Period, and (ii) if a Qualified Equity Financing shall not occur on or prior to June 16, 2006, then effective as of that day the Applicable Dividend Rate shall increase to 10.5% per annum and shall remain at such rate for the remainder of the Initial Dividend Rate Period; and (b) with respect to any Dividend Rate Period thereafter, a rate per annum equal to the sum of (i) LIBOR for such Dividend Rate Period plus (ii) 5.25% plus (iii) the applicable Additional Rate; provided that in no event shall the Applicable Dividend Rate for any Dividend Rate Period subsequent to the Initial Dividend Rate Period be less than the sum of 8.0% per annum plus the applicable Additional Rate or greater than the sum of 11.0% per annum plus the applicable Additional Rate.

“Board of Directors” shall mean the Board of Directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday or a legal holiday in New York City.

“Dividend Payment Date” shall have the meaning set forth in Section 4(B) hereof.

“Dividend Rate Period” means (a) the Initial Dividend Rate Period and (b) each successive period from and including an Dividend Rate Adjustment Date to but not including the next succeeding Dividend Rate Adjustment Date.

“Dividend Rate Adjustment Date” means (a) August 31, 2006, and (b) the last Business Day of July in each year thereafter during the term of this Agreement.

“Exchange Act” means as of any date the Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar federal statute.

“Holders” shall mean the Persons who shall, from time to time, own of record, or beneficially, any shares of Stock of the Corporation. The term “Holder” shall mean one of the Holders.

“Initial Dividend Rate Period” means the period from and including the Exchange Date to but not including the first Dividend Rate Adjustment Date occurring thereafter.

“Initial Public Offering” means the initial underwritten public offering by the Corporation of its common stock for cash pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than a registration relating solely to employee benefit plans or solely to a transaction described in Rule 145(a) of the Securities and Exchange Commission.

“LIBOR” means, with respect to any Interest Rate Adjustment Date, the one year “London Interbank Offered Rates (LIBOR)” published in The Wall Street Journal (Eastern Edition) in the “Money Rates” table on the Business Day immediately preceding such Interest Rate Adjustment Date, or, if such information is no longer published by The Wall Street Journal or is not available for such date, by reference to comparable information contained in any other publicly available source of similar market data selected by the Majority Holders in their sole discretion.

“Liquidation Amount” shall have the meaning set forth in Section 3 hereof.

“Majority Holders” means at any time the Holders of a majority of the shares of Series A Preferred at the time outstanding.

“NASD” means the National Association of Securities Dealers, Inc. or any successor thereto.

“Nasdaq” means The Nasdaq Stock Market, Inc. and any successor thereto.

“Note Purchase Agreement” means the Note Purchase Agreement dated as of September 16, 2005 among the Corporation, Technology Investment Capital Corp., as Collateral Agent, and the Purchasers named in Schedule I thereto, as such agreement may from time to time be amended, modified or supplemented in accordance with its terms.

“OTC Bulletin Board” means the Over-the-Counter Bulletin Board maintained by Nasdaq or the NASD, and any successor thereto.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated organization or a government organization or an agency or political subdivision thereof.

“Property” shall mean an interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.

“Qualified Equity Financing” means (a) an Initial Public Offering in which shares of common stock of the Corporation are offered and sold for the account of the Corporation for an aggregate initial offering price to the public of $10,000,000 or more, or (b) a private offering and sale for cash by the Corporation for its own account of shares of its common stock, Preferred Stock that is convertible into common stock of the Corporation, warrants, options or rights to subscribe for or purchase such common stock or convertible Preferred Stock, or any combination of the foregoing, if (i) the aggregate gross purchase price (before deducting reasonable transaction expenses) of the securities so offered and sold shall be not less than $10,000,000,  and (ii) at the time such offering is completed, the common stock of the Corporation is (A) registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act and (B) is listed and traded on the New York Stock Exchange, the American Stock Exchange or Nasdaq or is quoted on the OTC Bulletin Board.

“Stock” shall include any and all shares, interests or other equivalents (however designated) of, or participations in, corporate stock, partnership interests, membership interests and other evidences of any equity interest in any Person.

“Stock Purchase Agreement” means the Preferred Stock and Warrant Purchase Agreement dated as of September 16, 2005 between the Corporation and Technology Investment Capital Corp., as such agreement may from time to time be amended, modified or supplemented in accordance with its terms.

II.                                     The above-stated amendment to the Articles of Incorporation was duly adopted by a sufficient vote of the Board of Directors of the Corporation on September 12, 2005, without action by the shareholders, pursuant to the MBCA, Section 35-1-619 and the authority granted to the Board of Directors under section E of Article V of the Articles of Incorporation. A vote of the stockholders of the Corporation was not required.

IN WITNESS WHEREOF, the undersigned Corporation has caused these Articles of Amendment to be executed on its behalf by its duly authorized officer this 20th day of September, 2005.

GENUTEC BUSINESS SOLUTIONS, INC.

By:	/s/ Lee J. Danna
Name: Lee J. Danna
Title: President

By:	/s/ Farzad Hoorizadeh
Name: Farzad Hoorizadeh
Title: Secretary